November 4, 2010                                                                                                Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC.
ANNOUNCES FOURTH QUARTER AND
YEAR-END EARNINGS FOR FISCAL 2010

PITTSBURGH, PA – November 3, 2010 – Fidelity Bancorp, Inc. (NASDAQ: FSBI) of Pittsburgh, Pennsylvania, (the “Company”) the holding company for Fidelity Bank reported net income for the year ended September 30, 2010 of $678,000 or $.09 per diluted share, compared to a net loss of $1.7 million, or $(.66) per diluted share for the prior year.  The $2.4 million increase in earnings for fiscal 2010 primarily reflects a decrease in the provision for loan losses of $4.3 million and a decrease in other-than-temporary impairment (“OTTI”) charges of $1.5 million, partially offset by a decrease in net interest income of $2.0 million, and a decrease in income tax benefit of $1.7 million. OTTI charges were $3.6 million for the fiscal year ended September 30, 2010 compared to $5.1 million in the prior year.  Excluding the impairment charges, net income would have been $2.9 million or $0.82 per share (diluted) for the year ended September 30, 2010.

Net income of $19,000 was recorded for the three-month period ending September 30, 2010, or $(.03) per diluted share, compared to a net loss of $3.5 million, or $(1.19) per diluted share for the same period in the prior year. The $3.5 million increase in net income for the fourth quarter of fiscal 2010 primarily relates to a decrease in the provision for loan losses of $4.2 million, partially offset by a decrease in OTTI charges of $832,000. Non-performing loans decreased to $10.4 million at September 30, 2010 compared to $14.9 million at September 30, 2009.  In fiscal 2010,  $1.1 million of impairment charges were recorded in the fourth quarter compared to $2.0 million in the same period in fiscal 2009.  Despite the financial impact of the provision for credit losses and OTTI charges, Fidelity Bancorp, Inc. and Fidelity Bank will remain “well-capitalized” at September 30, 2010 under federal bank regulatory requirements.

Richard G. Spencer, President and Chief Executive Officer, commented on the fiscal year end results, “While fiscal 2010 results were not what we anticipated, due primarily to the OTTI charges, we did see some positive signs despite the very weak economy.  Non-performing loans decreased by $4.5 million, or 30%, during the year and we were able to significantly reduce the provision for loan losses, while at the same time increasing the allowance for loan losses as a percentage of loans.  We also improved our capital ratios and paid off over $30 million of high rate Federal Home Loan

Bank advances.  Finally, our net interest margin increased in the fourth quarter compared to last year, despite the low interest rate environment.”

Net interest income before provision for loan losses decreased $2.0 million or 12.1% to $14.9 million for the year ended September 30, 2010, compared to $16.9 million in the prior year. The decrease in net interest income before provision for loan losses for the fiscal year reflects lower net earning assets during the period, coupled with a decrease in the net interest spread resulting from the average yield on interest-earning assets decreasing more than the average rate paid on interest-bearing liabilities.  The Company’s tax equivalent interest rate spread decreased to 2.30% for the year ending September 30, 2010 compared to 2.52% in the prior year.

Net interest income before provision for loan losses was $3.9 million for the three-months ended September 30, 2010, compared to $3.8 million in the prior year period. The slight increase reflects higher net earning assets during the period and an increase in the net interest rate spread resulting from the average rate paid on interest-bearing liabilities decreasing more than the average yield on interest-earning assets.

The Company recorded a $1.6 million provision for loan losses for the year ended September 30, 2010, compared to $5.9 million in the prior year period, a decrease of $4.3 million.  For the three-months ended September 30, 2010, the Company recorded a $500,000 provision for loan losses compared to $4.7 million in the prior year period, a decrease of $4.2 million. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the portfolio.  When determining the provision for loan losses, the company considers a number of factors some of which include specific credit reviews, non-performing, delinquency and charge-off trends, concentrations of credit, loan volume trends and broader local and national economic trends.  Net charge-offs for fiscal 2010 were $1.6 million compared to $3.7 million for fiscal 2009.  Non-performing assets and foreclosed real estate were 1.55% of total assets at September 30, 2010 compared to 2.05% at September 30, 2009.  The allowance for loan losses was 56.12% of non-performing loans and 1.56% of net loans at September 30, 2010, compared to 38.25% and 1.39%, respectively, at September 30, 2009.

Other income, excluding the OTTI charges, increased $767,000 or 17.4% to $5.2 million for the year ended September 30, 2010, compared to $4.4 million for the same period last year. Other income, excluding the OTTI charges, was $1.2 million for the three-months ended September 30, 2010 compared to $1.0 million in the prior year period, an increase of $154,000, or 14.9%. The increase for the current fiscal year primarily reflects a gain on sales of investment securities of $1.1 million; there were no similar sales in the prior period.  Offsetting these gains were a decrease in the gain on sales of loans of $53,000, a decrease in deposit service charges and fees of $82,000, and a decrease in other operating income of $270,000.  The increase in other income, excluding OTTI charges, for the three-months ended September 30, 2010 was primarily attributed to an increase in loan service charges and fees of $82,000, the gain on sales of investments of $85,000, and an increase in the gain on sales of loans of $45,000, partially offset by a decrease in deposit service charges and fees of $65,000.

OTTI charges were $3.6 million during fiscal 2010, compared to $5.1 million for fiscal 2009.  The impairment charges for the current fiscal year relate to the Company’s holdings of six pooled trust preferred securities and one private label mortgage-backed security. The trust preferred impairment charges resulted from several factors, including a downgrade in their credit ratings, failure to pass their principal coverage tests, indications of a break in yield, and the decline in the net present value of their projected cash flows.  Management of the Company has deemed the impairment on the trust preferred securities to be other-than-temporary based upon these factors and the duration and extent to which their market values have been less than cost, the inability to forecast a recovery in market value, and other factors concerning the issuers in the pooled securities.  At September 30, 2010, the Company had holdings in 20 different trust preferred offerings with a book value of $16.7 million.  The net unrealized loss on these securities amounted to $5.8 million.  The private label mortgage-backed security impairment charge resulted from a downgrade in its credit rating, as well as independent third-party analysis of the underlying collateral for the bond.  The impairment charges for the prior fiscal year relate to the Company’s holdings of Freddie Mac preferred stock, the AMF Ultra Short Mortgage Fund, pooled trust preferred securities, and a corporate bond.

Operating expenses for the year ended September 30, 2010, increased $361,000 or 2.5% to $14.8 million compared to $14.4 million for the prior year.  For the final three-month period in this fiscal year, operating expenses were relatively unchanged at $3.7 million.  The increase in operating expenses for the year ended September 30, 2010 is attributed to an increase in compensation and benefits expense of $45,000, an increase in depreciation and amortization of $47,000, an increase in federal deposit insurance premiums of $72,000, an increase in service bureau expense of $121,000, and an increase in other operating expenses of $74,000.

The Company had an income tax benefit of $585,000 for the fiscal year ended September 30, 2010, compared to $2.3 million in the prior fiscal year.  For the three months ended September 30, 2010, the Company had an income tax benefit of $246,000, compared to $2.0 million for the same period last year.  The tax benefits for the current periods were significantly impacted by the impairment charges during the respective periods.  The OTTI charges recorded in the current periods caused pre-tax income to be lower than tax-exempt income; therefore a tax benefit was recorded.  The tax benefits for the prior year periods were significantly impacted by the impairment charges during the fiscal year ended September 30, 2008.  On October 3, 2008, the Emergency Economic Stabilization Act was enacted which includes a provision permitting banks to recognize losses relating to Fannie Mae and Freddie Mac preferred stock as an ordinary loss, thereby allowing the Company to recognize a tax benefit on the losses.  Consequently, the Company recognized this additional tax benefit in the quarter ending December 31, 2008.

Total assets at September 30, 2010 were $696.7 million, a decrease of $33.4 million as compared to assets of $730.0 as of September 30, 2009. Net loans outstanding decreased $36.7 million or 9.0% to $373.1 million at September 30, 2010, compared to September 30, 2009. The decline in the loan portfolio in fiscal 2010, resulted, to a large extent, from the decision to sell residential mortgage loans originated that did not meet certain interest rate levels, rather than retaining them in the portfolio.  Savings and time deposits increased slightly to $444.4 million at September 30, 2010 compared to $443.9 million at September 30, 2009. Borrowed funds were $196.6 million at September 30, 2010, a decrease of $36.0 million as compared to September 30, 2009.  Stockholders’ equity was $49.6 million at September 30, 2010 compared to $47.1 million at September 30, 2009.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three Months and Year Ended
September 30, 2010 and 2009 (unaudited)
(In thousands, except per share data)
	Three Months Ended		Year Ended
	September 30,		September 30,
	2010	2009	2010	2009

Interest income	$7,315	$8,253	$29,863	$35,895
Interest expense	3,401	4,416	14,985	18,972

Net interest income	3,914	3,837	14,878	16,923
Provision for loan losses	500	4,725	1,600	5,870
Net interest income after provision
for loan losses	3,414	(888)	13,278	11,053
Noninterest income	44	(942)	1,590	(687)
Noninterest expense	3,685	3,715	14,775	14,414

Income (loss) before income tax benefit	(227)	(5,545)	93	(4,048)
Income tax benefit	(246)	(2,025)	(585)	(2,323)

Net income (loss)	19	(3,520)	678	(1,725)
Preferred stock dividend	(88)	(88)	(350)	(220)
Amortization of preferred stock discount	(15)	(15)	(60)	(45)
Net income (loss) available to common
stockholders	$(84)	$(3,623)	$268	$(1,990)

Basic earnings per common share	$(0.03)	$(1.19)	$0.09	$(0.66)
Diluted earnings per common share	$(0.03)	$(1.19)	$0.09	$(0.66)

Net interest margin (tax equivalent)	2.44%	2.30%	2.30%	2.52%
Annualized return on average assets	0.01%	(1.91%)	0.09%	(0.23%)
Annualized return on average equity	0.15%	(28.14%)	1.41%	(3.65%)

Balance Sheet Data (unaudited)
(In thousands, except share data)
	September 30, 2010	September 30, 2009

Total assets	$696,670	$730,031
Cash and cash equivalents	29,337	42,480
Total investment securities	259,561	248,597
Loans receivable, net	373,072	409,787
Deposits	444,448	443,880
Borrowed funds (includes subordinated debt)	196,605	232,621
Stockholders' equity	49,586	47,112
Book value per common share	$14.03	$13.25

Average equity to average assets	6.72%	6.43%
Allowance for loan losses to loans receivable	1.56%	1.39%
Non-performing assets to total assets	1.55%	2.05%
Non-performing loans to total loans	2.78%	3.64%

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